SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT made as of February 14, 2005 between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (“Interpublic”) and MICHAEL ROTH (“Executive”).

W I T N E S S E T H:

WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of July 13, 2004 as amended by Supplemental Agreement made as of January 19, 2005 (hereinafter referred to as the “Agreement”); and

WHEREAS, Interpublic and Executive desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein and in the Agreement set forth, the parties hereto, intending to be legally bound, agree as follows:

1.          Section 3.01 of the Agreement is amended, effective as of January 19, 2005, by deleting “Nine Hundred Fifty Thousand Dollars ($950,000)” therefrom and substituting “One Million One Hundred Thousand Dollars ($1,100,000)” therefor.

2.	A new Section 5.04 shall be added to read in its entirety as follows:

“Following full execution of this Supplemental Agreement, Interpublic will grant to Executive options to purchase four hundred fifth thousand (450,000) shares of Interpublic Common Stock. The options will be granted with an exercise price based on the market price of a share of Interpublic Stock on the date of grant and will become exercisable in three (3) equal installments on the second, third and fourth anniversaries of the date of grant.”

3.	A new Section 5.05 shall be added to read in its entirety as follows:

“Following full execution of this Supplemental Agreement, Interpublic shall grant to Executive four hundred fifty thousand (450,000) shares of Interpublic restricted stock. The shares of restricted stock granted pursuant to this Section 5.05 shall vest or be forfeited based upon the achievement of two and five year margin and revenue goals as indicated on the document attached hereto and summarized as follows: If goals are achieved, 150,000 shares will vest on the second anniversary of the date of grant and 300,000 shares will vest on the fifth anniversary of the date of grant. If such goals are not attained within the specified time periods, the same amount of shares will be forfeited in their entirety. It is understood that the Board of Directors retains discretion to make adjustments to goals in the event of extraordinary corporate events such as acquisitions or divestitures. In addition, in the event of a Change in Control of Interpublic (as defined in the Executive Severance Agreement, dated July 13, 2004 between Executive and Interpublic) restricted shares granted pursuant to this Section 5.05 will vest pro-rata based on the number of months elapsed between the date of grant and the date of the Change of Control, plus twelve (12) months.”

Except as hereinabove amended, the Agreement shall continue in full force and effect.

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This Supplemental Agreement shall be governed by the laws of the State of New York, applicable to contracts made and fully to be performed therein.

THE INTERPUBLIC GROUP OF

COMPANIES, INC.

By  :  /s/ Timothy Sompolski

Timothy Sompolski

Executive Vice President

Chief Human Resources Officers

                      /s/ Michael Roth

 Michael Roth

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Michael I. Roth

Chairman and Chief Executive Officer

SUMMARY OF COMPENSATION ADJUSTMENTS

Base Salary

$150,000, or 16%, increase to $1,100,000 effective January 19, 2005. Salary reviewed annually by the Compensation Committee.

Annual Incentive

Annual target equal to 133% of base salary, or $1,463,000. This represents a $199,500 increase over the prior target. Actual awards may vary from 0% to 200% of this target, and will be determined by the Compensation Committee after assessing the CEO’s performance with input from all non-employee Directors.

Long-term Incentive

Annual long-term incentive participation with a total expected value of $3,000,000 delivered consistent with senior executive grants under IPG’s new program. This represents a $900,000 increase over the prior target. Grants are generally made in the March/April timeframe.

For 2005, this will compromise stock options, restricted shares, and performance-based restricted shares. Stock options will vest in thirds on the second, third and fourth anniversaries of their grant. Restricted shares will vest on the third anniversary of their grant.

Performance-based restricted shares will similarly vest on the third anniversary of their grant, at which point the number of shares earned will also be determined. A “target” number of shares (that is, the number earned for expected performance) will be communicated at the start of the performance period. At the end of the period, the final number of performance-based shares may vary from 0% to 200% of this target based on IPG’s three-year results relative to pre-set constant dollar revenue growth and operating margin objections.

One-time Stock Option Grant

One-time grant of 450,000 stock options with an approximate expected value at grant of $3,000,000. These options will have a 10-year term and will vest in thirds on the second, third and fourth anniversaries of their grant.

One-time Performance-based Restricted Stock Grant

One-time grant of 450,000 performance-based restricted shares with an approximate value at time of grant of $6,120,000 and a risk-adjusted value at grant of $4,500,000. One-third (i.e., 150,000) of these shares will vest at the end of two years and the remaining two-thirds will vest at the end of five years, provided specific performance hurdles are achieved.

For the first 150,000 shares, vesting will be contingent on IPG achieving:

•	Cumulative constant dollar revenue reflecting average annual growth of 4.5% or better in 2005-6;
•	Growth in 2006 of at least 5%; and
•	Average operating margins for this two year period of 10.5% or higher.

For the remaining 300,000 shares, vesting will be contingent on IPG achieving:

•	Constant dollar revenue reflecting average annual growth of 6.3% over the three-year period from 2007 to 2009;
•	For the final year of the period (2009), constant dollar revenue reflecting at least 7.0% annual growth;
•	Average operating margins for this three-year period of 14.7% or higher;
•	Cumulative constant dollar revenue and operating income for the full five-year period must be $35.6 billion and $4.7 billion, respectively